Exhibit 99.1

Deltic		210 EAST ELM STREET
Timber		EL DORADO, AR 71730
Corporation	NEWS RELEASE	NYSE: DEL

FOR RELEASE October 24, 2012	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Third Quarter 2012 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2012 was $3.2 million, $.25 a share, compared to $.8 million, $.06 a share, in the third quarter of 2011. The increase was primarily due to a $5.1 million improvement in financial results for Deltic’s Mills segment, which benefitted from a 28 percent higher average lumber sales price. Partially offsetting this was decreased operating income from the Woodlands segment and increased Corporate general and administrative expenses. Net cash provided by operating activities was $9.5 million for 2012’s third quarter, compared to $6.1 million in 2011. For the first nine months of 2012, net income totaled $6.8 million, $.54 per share, compared to $2.9 million, $.23 per share, for the same period in 2011. Net cash provided by operating activities was $21 million for the first nine months of 2012 compared to $14.4 million in 2011.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon stated, “The profitable performance of Deltic’s diverse asset base for the third quarter continues to be encouraging given the uncertain economic conditions that exist. The importance of the Company’s vertical integration strategy continues to be proven by the economic leverage of our ownership of efficient sawmills, as evidenced by their financial performance during the quarter. With the cash flows generated by these facilities, we repaid another $7 million of debt during the third quarter.”

The Woodlands segment’s operating income was $4.7 million in the third quarter of 2012, a decrease of $1.4 million when compared to operating income of $6.1 million for the same period of 2011. Deltic’s pine sawtimber harvest level during the current period was 175,515 tons, a 16 percent decrease from 2011’s third quarter harvest level of 207,777 tons. The decrease was due to a planned reduction in harvest for the third quarter after benefitting from favorable logging conditions in the first half of 2012 that had the Company slightly ahead of its 2012 sustainable-yield harvest plan. The average per-ton sales price for pine sawtimber was $21 for the current quarter versus $22 per ton for the third quarter of 2011. The Company’s pine pulpwood harvest level in 2012’s third quarter was 107,494 tons, which compares to 129,174 tons in the third quarter of 2011, while the average sales price in both periods was $8 per ton. Oil and gas lease rentals and net royalty income was $1.1 million for 2012’s third quarter versus $1.6 million for the same period of 2011. The decrease was due to reduced gas production from wells in which Deltic has a royalty interest and to lower prices for natural gas, partially offset by an increase in the number of producing natural gas wells. The Company sold 195 acres of non-strategic recreational-use hardwood bottomland for an average price of $2,000 per acre in the third quarter of 2012, which compares to 500 acres sold at an average price of $1,800 per acre for the same period of 2011.

The Mills segment reported $5.6 million in operating income during 2012’s third quarter, which was an increase of $5.1 million when compared to operating income of $.5 million during the same period a year ago. Deltic’s sawmills benefitted from a 28 percent higher average lumber sales price, increased sales volume, improved hourly production rates, and a lower cost for the logs used to manufacture lumber. The average lumber sales price was $321 per thousand board feet for the third quarter of 2012, which was a $70 increase when compared to 2011’s third quarter average sales price of $251 per thousand board feet. The lumber sales volume was 68.3 million board feet in 2012’s third quarter compared to 67.9 million board feet for the same period of 2011. The commodity lumber market is volatile; therefore, the Company continues to monitor market conditions in order to react quickly to match production in its sawmills to market demand.

The Company’s Real Estate segment reported an operating loss of $.6 million during the third quarter of 2012 compared to an operating loss of $1 million for the same period of 2011. Deltic sold 20 residential lots during the current quarter of 2012 compared to eight lots sold in the same period of 2011. The average residential lot sales price was $71,300 in the third quarter of 2012, an increase of $13,500 when compared to 2011’s third quarter average lot sales price of $57,800. The higher average per-lot sales price was a result of the mix of lots sold. The Company had no commercial real estate acreage sales in the third quarter of either period.

Corporate operating expense was $4.9 million in the third quarter of 2012 compared to $3.5 million for the third quarter of 2011. The increase was due to higher general and administrative expenses, primarily from increased pension and post-retirement benefit obligations caused by continued low interest rates, combined with increased incentive plan expenses resulting from the improved financial results for 2012. The Company’s equity in earnings of Del-Tin Fiber, LLC was $.5 million for 2012’s third quarter, while the same period of 2011 had breakeven results. Deltic recorded income tax expense of $1.3 million in the current-year quarter compared to $.3 million in 2011’s third quarter as a result of higher pretax income.

Pine sawtimber harvest levels for the nine months ended September 30, 2012 were 505,034 tons compared to 523,065 tons during the same period of 2011. The average pine sawtimber sales price of $22 per ton decreased $2 per ton from the prior-year period. The finished lumber average sales price increased $50 per thousand board feet, or 20 percent, from $254 per thousand board feet in 2011 to $304 per thousand board feet in 2012. Lumber sales volume increased 8.4 million board feet from 195.2 million board feet in 2011 to 203.7 million board feet in 2012. Residential lot sales for the first nine months of 2012 totaled 38 lots at an average per-lot sales price of $69,500, which compares to 22 lots sold at an average price of $65,400 per lot for the same period of 2011. There were no sales of commercial real estate acreage for the first nine months of 2012 versus 26 acres sold in the same period of 2011 at an average sales price of $101,000 per acre.

Capital expenditures were $2.3 million for the third quarter of 2012 and $8.3 million for the nine months ended September 30, 2012. For the corresponding periods of 2011, capital expenditures totaled $4.3 million and $10.3 million, respectively.

Concerning the outlook for the fourth quarter and year of 2012, Mr. Dillon stated, “We currently project the pine sawtimber harvest to be 75,000 to 105,000 tons and 580,000 to 610,000 tons, for the fourth quarter and year, respectively, depending upon weather conditions in the fourth quarter. Finished lumber sales are estimated to be 55 to 70 million board feet for the fourth quarter and 260 to 275 million board feet for the year, depending upon lumber market conditions and log availability, as well as weather-related effects on both of these factors. Residential lot sales are forecast at 45 to 50 lots for the year of 2012. Commercial acreage within Chenal Valley continues to receive interest, but the Company is not able to predict the timing of commercial real estate sales due to the highly uncertain nature of this type of transaction and the significant number of factors involved.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, construction activity, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 25, 2012, at 10:00 a.m. Central Time to discuss third quarter 2012 earnings. Interested parties may participate in the call by dialing 1-800-299-7928 and referencing participant passcode identification number 71360952. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, November 1, 2012, by dialing 1-888-286-8010 and referencing replay passcode identification number 13642821.

Summary financial data and operating statistics for the third quarter of 2012 and nine months ended September 30, 2012 with comparisons to 2011 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2012		Three Months Ended September 30, 2011
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$9.5	4.7	11.4	6.1
Mills	27.6	5.6	22.3	0.5
Real Estate	3.2	(0.6)	2.3	(1.0)
Corporate	—	(4.9)	—	(3.5)
Eliminations	(3.8)	0.3	(4.7)	0.1

Total net sales/operating income	$36.5	5.1	31.3	2.2

	Nine Months Ended September 30, 2012		Nine Months Ended September 30, 2011
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$28.8	14.2	31.9	16.4
Mills	78.1	12.9	64.5	0.4
Real Estate	8.4	(1.7)	9.4	(0.1)
Corporate	—	(12.9)	—	(10.6)
Eliminations	(11.1)	—	(12.8)	0.2

Total net sales/operating income	$104.2	12.5	93.0	6.3

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$36,499	31,371	104,243	93,034

Costs and expenses
Cost of sales	23,564	22,222	69,750	66,065
Depreciation, amortization, and cost of fee timber harvested	2,698	3,302	8,321	9,370
General and administrative expenses	5,133	3,731	13,675	11,346

Total costs and expenses	31,395	29,255	91,746	86,781

Operating income	5,104	2,116	12,497	6,253

Equity in earnings of Del-Tin Fiber	510	39	602	906
Interest income	7	17	13	34
Interest and other debt expense, net of capitalized interest	(1,003)	(1,065)	(3,074)	(3,004)
Other income/(expense)	(13)	(43)	41	32

Income before income taxes	4,605	1,064	10,079	4,221

Income taxes	(1,387)	(344)	(3,248)	(1,354)

Net income	$3,218	720	6,831	2,867

Earnings per common share
Basic	$0.25	0.06	0.54	0.23
Assuming dilution	$0.25	0.06	0.54	0.23

Dividends per common share paid	$0.075	0.075	0.225	0.225

Average common shares outstanding (thousands)
Basic	12,533	12,461	12,521	12,442
Assuming dilution	12,566	12,496	12,560	12,537

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Sept. 30,	Dec. 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$4,690	3,291
Trade accounts receivable	6,073	4,821
Other receivables	49	1
Inventories	5,437	4,353
Prepaid expenses and other current assets	3,127	3,862

Total current assets	19,376	16,328

Investment in real estate held for development and sale	55,855	57,408
Investment in Del-Tin Fiber	7,605	7,113
Other investments and noncurrent receivables	705	885
Timber and timberlands—net	228,799	228,274
Property, plant, and equipment—net	28,003	30,187
Deferred charges and other assets	1,272	1,675

Total assets	$341,615	341,870

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$4,554	1,867
Current maturities of long-term debt	555	1,111
Accrued taxes other than income taxes	1,988	1,971
Income taxes payable	342	—
Deferred revenues and other accrued liabilities	10,834	7,761

Total current liabilities	18,273	12,710

Long-term debt	53,000	64,000
Deferred tax liabilities	1,022	1,211
Other noncurrent liabilities	35,642	36,826
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	81,869	80,842
Retained earnings	166,204	163,170
Treasury stock	(5,362)	(7,288)
Accumulated other comprehensive loss	(9,161)	(9,729)

Total stockholders’ equity	233,678	227,123

Total liabilities and stockholders’ equity	$341,615	341,870

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Nine Months Ended
	September 30,
	2012	2011
Operating activities
Net income	$6,831	2,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	8,321	9,370
Stock-based compensation expense	1,716	1,562
Deferred income taxes	(552)	1,409
Real estate development capital expenditures	(1,088)	(1,160)
Real estate costs recovered upon sale	1,901	1,306
Timberland costs recovered upon sale	370	741
Equity in earnings of Del-Tin Fiber	(602)	(906)
Net increase in liabilities for pension and other postretirement benefits	1,241	1
Decrease in operating working capital other than cash and cash equivalents	3,879	715
Other—changes in assets and liabilities	(1,023)	(1,479)

Net cash provided by operating activities	20,994	14,426

Investing activities
Capital expenditures, excluding real estate development	(7,095)	(8,835)
Net change in purchased stumpage inventory	33	(1,266)
Advances to Del-Tin Fiber	(1,715)	(1,672)
Repayments from Del-Tin Fiber	1,825	2,725
Net change in funds held by trustee	271	—
Other—net	662	593

Net cash required by investing activities	(6,019)	(8,455)

Financing activities
Proceeds from borrowings	3,000	10,500
Repayments on notes payable and long-term debt	(14,556)	(13,555)
Treasury stock purchases	(19)	(55)
Common stock dividends paid	(2,848)	(2,829)
Proceeds from stock option exercises	693	1,488
Excess tax benefit from stock-based compensation exercises	546	630
Deferred financing costs	—	(1,094)
Other—net	(392)	(520)

Net cash required by financing activities	(13,576)	(5,435)

Net increase/(decrease) in cash and cash equivalents	1,399	536
Cash and cash equivalents at January 1	3,291	3,831

Cash and cash equivalents at September 30	$4,690	4,367

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Thousands of dollars)	2012	2011	2012	2011
Capital expenditures
Woodlands	$1,223	3,246	4,652	6,160
Mills	611	366	2,394	2,648
Real Estate (includes development expenditures)	521	685	1,259	1,418
Corporate	—	13	4	87

Total capital expenditures	$2,355	4,310	8,309	10,313

Woodlands
Pine sawtimber harvested from fee lands—tons	175,515	207,777	505,034	523,065
Pine sawtimber price—per ton	$21	22	22	24

Timberland sales—acres	195	500	788	1,601
Timberland sales price—per acre	$2,000	1,800	1,700	1,600

Mills
Finished lumber sales—thousands of board feet	68,334	67,928	203,659	195,240
Finished lumber price—per thousand board feet	$321	251	304	254

Real Estate
Residential
Lots sold	20	8	38	22
Average sales price—per lot	$71,300	57,800	69,500	65,400

Commercial
Acres sold	—	—	—	26
Average sales price—per acre	$—	—	—	101,000